Exhibit 99.1

Mistras Group Announces Strong Second Quarter FY'16 Results and Raises Profit Guidance

•	Record Earnings per Diluted Share of 39 cents for the Quarter

•	Adjusted EBITDA of $29.1 Million, or 14.9% of Revenues for the Quarter

•	Profit Improvements in International and Products Segments Exceed small Services decline

•	Operating Cash Flow Improved by over $23 million in First Half of Fiscal Year

•	Full Year Adjusted EBITDA guidance increased by up to $5 Million

MISTRAS Group, Inc. January 6, 2016 4:01 PM

PRINCETON JUNCTION, N.J., January 6, 2016 (GLOBE NEWSWIRE) - Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for its second quarter of fiscal year 2016, which ended November 30, 2015.

Revenues for the second quarter declined year-on-year by 5.9% to $194.8 million. Excluding the impact of dispositions and adverse foreign exchange rates, the Company’s second quarter revenue declined by 1.7%. Revenues for the first six months of fiscal year 2016 had a small year-on-year increase of approximately 0.3% to $374.6 million, inclusive of a cumulative reduction of approximately $18 million, or 4.8%, from the impact of dispositions and adverse foreign exchange rates.

Net income for the second quarter was $11.4 million, or $0.39 per diluted share, compared with $10.4 million or $0.35 per diluted share in the prior year’s second quarter. Net income for the first six months of fiscal year 2016 was $18.3 million, or $0.62 per diluted share, compared with $12.1 million, or $0.41 per diluted share in the prior year’s first six months. These results represent new record levels for net income and earnings per diluted share for both the second quarter and first six months, even though revenues were relatively flat for the first six months and lower than prior year in the second quarter.

Adjusted EBITDA was $29.1 million, or 14.9% of revenues in the second quarter of fiscal year 2016, compared with $29.1 million, or 14.1% of revenues, in the prior year’s second quarter. Adjusted EBITDA was $51.3 million, or 13.7% of revenues in the first six months of fiscal year 2016, compared with $42.5 million, or 11.4% of revenues, in the prior year’s first six months.

As expected, the Company’s second quarter year-on-year decline in revenues was driven by the aforementioned adverse impacts of foreign exchange and dispositions, as well as a shift in the timing of turnaround work that caused a mid-single digit organic revenue decline in its Services segment. Organic growth continued to be strong in the International segment, up high-single digits, and was modestly positive in the Products & Systems segment.

Gross profit margins improved to 29.2% in the second quarter of fiscal year 2016 from the prior year’s 28.5% and to 28.9% in the first six months from the prior year’s 27.1%. The second quarter year-on-year improvement was driven by the International and Products and Systems segments, each of which improved their gross margins by approximately 400 basis points, driven by prior year cost reductions, organic sales growth and an improved sales mix. Services gross margin rate was in line with the prior year’s second quarter despite sales declining by more than $10 million.

Operating margin improved to 10.0% for the second quarter and 8.7% for the first six months of fiscal year 2016, representing year-on-year improvements of 130 basis points and 280 basis points for the respective three and six-month periods.

Cash flow from operating activities improved to $26.5 million in the first half of fiscal year 2016, compared with $3.2 million in the prior year’s first half, driven by improved profitability and less drag from working capital, as days sales outstanding improved by approximately 5 days or 7% compared with the prior year’s first six months. Net debt was approximately 1.3x Adjusted EBITDA, down from 1.7x at May 31, 2015.

Performance by segment was as follows:

Services segment revenues for the second quarter declined by 6.5% year-on-year, as the timing of turnaround and project-related work coupled with the adverse impact of a weaker Canadian dollar more than offset a small amount of acquisition growth. Services revenues for the first six months were 1.8% higher than prior year, driven by a combination of flat organic growth, plus acquisition growth that more than offset the adverse impact of foreign exchange.

Services second quarter operating margin of 12.5% included $0.2 million of severance relating to additional cost reductions and was in line with prior year, despite the year-on-year revenue decline. Operating margin for the first six months improved by 170 basis points to 11.9%, driven by improved utilization of technicians and lower overhead costs.

International segment revenues for the second quarter declined 6.3%, as high single digit organic growth was offset by the adverse impact of foreign exchange (-12%) and dispositions (-2%). International revenues for the first six months declined by 7.1%, as the combined impact of foreign exchange and dispositions (-16%) outweighed high single digit organic growth.

International segment operating income grew by over 25% year-on-year in the second quarter, despite the revenue decline. For the second consecutive quarter the Company’s four largest country operations each had positive operating income, while gross and operating margins each improved by approximately 400 basis points year-on-year, driven by the combined impact of the prior year’s cost reduction initiatives, positive organic growth and an improved sales mix.

Products and Systems segment revenues for the second quarter improved by 4% year-on-year, while gross margin improved by over 400 basis points and operating income more than doubled to 13.5% of sales. For the first six months, revenues improved by 17%, while gross margin improved by over 400 basis points and operating income improved by $2.1 million.

Sotirios Vahaviolos, Chairman and Chief Executive Officer stated, "I am very pleased that Mistras achieved record profits in its second quarter even though revenues were lower as expected due to timing and foreign exchange. It was extremely encouraging to see our International and Products and Systems segments continue to improve as a direct result of the decisive actions we took in our previous fiscal year to improve our results across all of our business lines.”

Dr. Vahaviolos continued, “Oil and gas market conditions continue to be turbulent, but the Mistras value proposition is even more important in these challenging times, and I am confident that we will gain market share as a result. We are pleased that we continue to see positive results from our actions, across our entire global business. We remain committed to servicing our customers in the world-class fashion that they deserve, while at the same time generating healthy profits and cash flows that our shareholders can be proud of. ”

Outlook and Guidance for Fiscal 2016

The Company previously established its financial guidance as follows:

•	Revenues increasing from 0% to 2% from prior year, inclusive of a -3% impact from adverse foreign exchange and dispositions, to $710 million to $725 million.

•	Adjusted EBITDA of $72 million to $78 million, representing an increase of from 1% to 9% above prior year levels.

The Company has updated its financial guidance as follows:

•
Revenue range is unchanged. Revenues have been roughly in line with expectations to date. The Company expects to achieve organic market share gains in the second half of the fiscal year, however these gains may be somewhat offset by the continuing impact of adverse market conditions.

•
Adjusted EBITDA range raised; now $79 million to $83 million. Profits for the first two quarters have exceeded plan, and the Company now expects Adjusted EBITDA will exceed the original guidance range, despite the difficult market.

Conference Call

In connection with this release, Mistras will hold a conference call on Thursday, January 7, 2016 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-844-832-7227 and use confirmation code 14080377 when prompted. The International dial-in number is 1-224-633-1529.

About Mistras Group, Inc.

Mistras offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K for fiscal year 2015 filed with the Securities and Exchange Commission on August 12, 2015, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with generally accepted accounting principles in the U.S. ("US GAAP"). A Reconciliation of Adjusted EBITDA to a financial measurement under US GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurements “EBITDA” and “Segment and Total Company Income (Loss) from Operations before Acquisition-Related Expense (Benefit), net”, reconciling these measurements to financial measurements under US GAAP. The Company also uses the term free cash flow, a non-GAAP measurement the Company defines as free cash flow as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company believes that investors and other users of the financial statements benefit from the presentation of these non-GAAP measurements because they provide additional metrics to compare the Company's operating performance on a consistent basis and measure underlying trends and results of the Company's business.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)
	November 30, 2015	May 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$10,579	$10,555
Accounts receivable, net	149,173	133,228
Inventories	9,676	10,841
Deferred income taxes	4,816	5,144
Prepaid expenses and other current assets	12,181	11,698
Total current assets	186,425	171,466
Property, plant and equipment, net	76,429	79,256
Intangible assets, net	46,759	51,276
Goodwill	167,649	166,414
Deferred income taxes	827	1,208
Other assets	1,975	2,107
Total assets	$480,064	$471,727
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$9,169	$10,529
Accrued expenses and other current liabilities	58,933	55,914
Current portion of long-term debt	13,772	17,902
Current portion of capital lease obligations	6,853	8,646
Income taxes payable	2,083	532
Total current liabilities	90,810	93,523
Long-term debt, net of current portion	87,946	95,557
Obligations under capital leases, net of current portion	10,240	10,717
Deferred income taxes	18,247	16,984
Other long-term liabilities	8,477	9,934
Total liabilities	215,720	226,715
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized	289	287
Additional paid-in capital	210,222	208,064
Retained earnings	75,872	57,581
Accumulated other comprehensive loss	(22,149)	(21,113)
Total Mistras Group, Inc. stockholders’ equity	264,234	244,819
Noncontrolling interests	110	193
Total equity	264,344	245,012
Total liabilities and equity	$480,064	$471,727

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended November 30,		Six Months Ended November 30,
	2015	2014	2015	2014

Revenue	$194,786	$206,893	$374,639	$373,466
Cost of revenues	132,720	142,940	256,120	262,662
Depreciation related to products and systems	5,141	4,914	10,320	9,771
Gross profit	56,925	59,039	108,199	101,033
Selling, general and administrative expenses	34,008	37,180	69,844	72,400
Research and engineering	601	629	1,222	1,278
Depreciation and amortization	2,822	3,472	5,603	6,894
Acquisition-related (benefit), net	(75)	(434)	(971)	(1,395)
Income from operations	19,569	18,192	32,501	21,856
Interest expense	1,335	1,352	3,257	2,257
Income before provision for income taxes	18,234	16,840	29,244	19,599
Provision for income taxes	6,804	6,428	10,967	7,516
Net income	11,430	10,412	18,277	12,083
Less: net loss (income) attributable to noncontrolling interests, net of taxes	(5)	15	20	10
Net income attributable to Mistras Group, Inc.	$11,425	$10,427	$18,297	$12,093
Earnings per common share
Basic	$0.40	$0.36	$0.64	$0.42
Diluted	$0.39	$0.35	$0.62	$0.41
Weighted average common shares outstanding:
Basic	28,869	28,619	28,796	28,547
Diluted	29,594	29,397	29,641	29,551

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended November 30,		Six Months Ended November 30,
	2015	2014	2015	2014
Revenues
Services	$150,463	$160,874	$287,868	$282,806
International	38,425	41,018	75,284	81,056
Products and Systems	7,791	7,495	16,477	14,062
Corporate and eliminations	(1,893)	(2,494)	(4,990)	(4,458)
	$194,786	$206,893	$374,639	$373,466

	Three months ended November 30,		Six Months Ended November 30,
	2015	2014	2015	2014
Gross profit
Services	$41,118	$44,252	$77,687	$74,023
International	12,106	11,309	22,886	20,777
Products and Systems	3,833	3,328	7,755	5,992
Corporate and eliminations	(132)	150	(129)	241
	$56,925	$59,039	$108,199	$101,033

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations before Acquisition-Related Expense (Benefit), net (non-GAAP) to Segment and Total Company Income (Loss) from Operations (GAAP)
(in thousands)

	Three months ended November 30,		Six Months Ended November 30,
	2015	2014	2015	2014
Services:
Income from operations before acquisition-related expense (benefit), net	$19,152	$20,596	$33,621	$29,737
Acquisition-related expense (benefit), net	337	525	(593)	786
Income from operations	18,815	20,071	34,214	28,951
International:
Income from operations before acquisition-related expense (benefit), net	$3,484	$2,130	$5,332	$1,542
Acquisition-related expense (benefit), net	(487)	(1,047)	(457)	(936)
Income from operations	3,971	3,177	5,789	2,478
Products and Systems:
Income (Loss) from operations before acquisition-related expense (benefit), net	$1,055	$417	$2,239	$(16)
Acquisition-related expense (benefit), net	—	—	—	—
Income (Loss) from operations	1,055	417	2,239	(16)
Corporate and Eliminations:
Loss from operations before acquisition-related expense (benefit), net	$(4,197)	$(5,385)	$(9,662)	$(10,802)
Acquisition-related expense (benefit), net	75	88	79	(1,245)
Loss from operations	(4,272)	(5,473)	(9,741)	(9,557)
Total Company
Income from operations before acquisition-related expense (benefit), net	$19,494	$17,758	$31,530	$20,461
Acquisition-related expense (benefit), net	(75)	(434)	(971)	(1,395)
Income from operations	19,569	18,192	32,501	21,856

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Six Months Ended November 30,
	2015	2014

Net cash provided by (used in):	0	3230
Operating activities	$26,524	$3,153
Investing activities	(9,623)	(40,360)
Financing activities	(16,644)	47,462
Effect of exchange rate changes on cash	(233)	(676)
Net change in cash and cash equivalents	$24	$9,579

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income to EBITDA and Adjusted EBITDA
(in thousands)

	Three months ended November 30,		Six Months Ended November 30,
	2015	2014	2015	2014

Net Income	$11,430	$10,412	$18,277	$12,083
Less: net loss (income) attributable to noncontrolling interests, net of taxes	(5)	15	20	10
Net income attributable to Mistras Group, Inc.	$11,425	$10,427	$18,297	$12,093
Interest expense	1,335	1,352	3,257	2,257
Provision for income taxes	6,804	6,428	10,967	7,516
Depreciation and amortization	7,963	8,386	15,923	16,665
EBITDA	$27,527	$26,593	$48,444	$38,531
Share-based compensation expense	1,270	2,090	3,227	4,257
Acquisition-related (benefit), net	(75)	(434)	(971)	(1,395)
Severance	188	136	188	136
Foreign exchange loss	163	687	$455	$926
Adjusted EBITDA	$29,073	$29,072	$51,343	$42,455